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                                                                    EXHIBIT 3.3



                           ARTICLES OF INCORPORATION

                                       OF

                           HARVARD MERGER CORPORATION

     The undersigned, acting as incorporator of Harvard Merger Corporation, under the Florida Business Corporation Act, adopts the following Articles of Incorporation.

     FIRST: The name of the Corporation is Harvard Merger Corporation (hereinafter, the "Corporation").

     SECOND: The mailing address of the Corporation is 2502 North Rocky Point Drive, Tampa, Florida 33607.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the United States and the Florida Business Corporation Act (the "FBCA").

     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000), consisting of fifteen million (15,000,000) shares of Common Stock, each having a par value of $.01 per share (the "Common Stock"), twelve million (12,000,000) shares of Pay-in-Kind Exchangeable Preferred Stock, par value $.01 per share (the "PIK Preferred"), five hundred thousand (500,000) shares of Series A Junior Preferred Stock, each having a par value of $.01 per share (the "Series A Junior Preferred Stock") and two million five hundred thousand (2,500,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

          The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the FBCA, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; or (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; all as may be stated in such resolution or resolutions.

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          The following is a statement of the designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, in respect of the capital stock of the Corporation.

     1. Common Stock. Except as otherwise required by law, the holders of Common Stock shall be entitled to one vote per share on all matters upon which holders of shares of Common Stock shall be entitled to vote.

     2. PIK Preferred. The voting powers, preferences and relative, participating, optional and other special rights of the PIK Preferred are as follows:

          (a) Rank. The PIK Preferred shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Corporation's Common Stock, and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the PIK Preferred. All of the foregoing classes of securities, other than the PIK Preferred, are hereinafter referred to as the "Junior Securities."

          (b) Dividends. The holders of shares of the PIK Preferred shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends at the rate per annum of $3.5625 per share, and no more, payable, at the option of the Corporation, in cash (subject to the limitations in subparagraph 1(b) of this Article Fourth) or in additional shares of PIK Preferred at the rate of 0.1425 share of PIK Preferred for each share of PIK Preferred. Subject to the provisions of the following paragraph, such dividends shall be cumulative and shall accrue from October 1, 1991 and be payable annually commencing September 30, 1992 and on September 30 annually thereafter (each of such dates being a "Dividend Payment Date"), to holders of record at the close of business on the date specified by the board of Directors at the time such dividend is declared (the "Record Date"), which Record Date shall not be more than 60 days prior to the applicable Dividend Payment Date. All dividends paid with respect to shares of PIK Preferred shall be paid pro rata to the holders entitled thereto. All shares of PIK Preferred issued as a dividend with respect to the PIK Preferred will thereupon be duly authorized, validly issued, fully paid and nonassessable.

          Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors. Holders of PIK Preferred will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends provided for herein. Additional shares of PIK Preferred, in an amount per share equal to the dividends

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accruing on issued and outstanding shares of PIK Preferred shall accrue and be payable in respect of any accrued but unpaid dividends. Dividends payable on the PIK Preferred which would result in fractional shares of PIK Preferred may be paid, at the option of the Corporation, in cash (subject to the limitations in subparagraph 1(b) of this Article Fourth) or fractional shares of PIK Preferred. Dividends payable on the PIK Preferred for any period less than a full annual dividend period shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period for which it is payable.

          (c) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, including the Common Stock, the holders of the PIK Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to $25.00 for each share of PIK Preferred outstanding (which amount is hereinafter referred to as the "Liquidation Preference"), together with an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up. Except as provided in the preceding sentence, holders of PIK Preferred shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full the Liquidation Preference plus accrued and unpaid dividends payable to the holders of outstanding shares of PIK Preferred, then the holders of all such shares shall share ratably in any distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of PIK Preferred are entitled were paid in full. After payment of the full amount of the Liquidation Preference plus accrued and unpaid dividends to which each holder of PIK Preferred is entitled as aforesaid, holders of any class or classes of Junior Securities shall be entitled, to the exclusion of the holders of shares of PIK Preferred, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

          For the purposes of this subparagraph (2)(c) of Article Fourth, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be pursuant to a plan of liquidation, dissolution or winding up of the Corporation.

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          (d)  Redemption.  To the extent the Corporation shall have funds legally available therefor, the Corporation, at the option of the Board of Directors, may redeem, in whole or in part, the shares of PIK Preferred at the time outstanding, at any time or from time to time, upon notice given as hereinafter specified, at a redemption price equal to the Liquidation Preference per share, together with accrued and unpaid dividends thereon to the redemption date. On and after the redemption date of a share of PIK Preferred, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of PIK Preferred called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

          On November 16, 1998 (the "Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all of the shares of PIK Preferred outstanding, at a redemption price equal to the outstanding Liquidation Preference per share plus all accrued and unpaid dividends on such shares to the redemption date. In the event the Corporation fails to redeem all of the outstanding shares of PIK Preferred on the Mandatory Redemption Date, the outstanding shares of PIK Preferred shall have the voting rights specified in subparagraph (2)(f) of this Article Fourth.

          (e) Procedure for Redemption. In the event that less than all outstanding shares of PIK Preferred are to be redeemed, the shares of PIK Preferred to be redeemed shall be selected, at the option of the Corporation, pro rata or by lot, except that the Corporation may redeem all shares held by any holders of a number of shares of PIK Preferred not to exceed 1,000 as may be specified by the Corporation.

          In the event that the Corporation shall redeem shares of PIK Preferred, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, addressed to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the books of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder(s) to whom the Corporation has failed to give such notice or except as to the holder(s) to whom notice was defective. Each such notice shall state:
(i) the redemption date; (ii) the number of shares of PIK Preferred to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such holder's shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

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          Notice having been mailed as aforesaid and provided that on or before the redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of PIK Preferred so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of PIK Preferred, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the redemption price from the Corporation) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

          (f) Voting Rights. Except as otherwise provided by law, the holders of shares of PIK Preferred shall not be entitled to any voting rights except as hereinafter provided in this subparagraph (2)(f).

              (i) If the Corporation shall have failed to meet the mandatory redemption obligation as provided in subparagraph (2)(d) of this Article Fourth (the "Redemption Obligation") or shall be in arrears and have failed to pay a dividend payment as provided in subparagraph (2)(b) of this Article Fourth (the "Dividend Obligation"), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of PIK Preferred shall have the exclusive right, voting separately as a class, to elect two directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of shareholders held for the purpose of electing directors.

             (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the PIK Preferred, called as hereinafter provided, or any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such annual meetings. Such voting right shall continue, in the event of a failure of a Redemption Obligation, until such time as no shares of PIK Preferred shall remain outstanding, and, in the event of a failure of a Dividend Obligation, until such time as all current dividends have been declared and paid on the outstanding shares of PIK Preferred, at which time such voting right of the holders of the PIK Preferred shall terminate

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until the next occurrence of a failure of a Redemption Obligation or a Dividend
Obligation.

            (iii) At any time when such voting right shall have vested in the holders of the PIK Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of PIK Preferred then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the PIK Preferred for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 10 days after the personal service of such written request upon the Secretary of the Corporation, or within 10 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of the PIK Preferred then outstanding may designate in writing a holder of PIK Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of shareholders and shall be he at the same place as is elsewhere provided in this subparagraph (2)(f)(iii). Any holder of the PIK Preferred shall have access to the stock books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph.

             (iv) At any meeting held for the purpose of electing directors at which the holders of PIK Preferred shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3% of the then outstanding shares of PIK Preferred shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (a) the absence of a quorum of the holders of the PIK Preferred shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the PIK Preferred and (b) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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              (v)   The term of office of all directors elected by the holders of the PIK Preferred pursuant to subparagraph (2)(f)(i) in office at any time when the aforesaid voting rights are vested in the holders of the PIK Preferred shall terminate upon the election of their successors at any meeting of shareholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights the term of office of all directors elected by the holders of the PIK Preferred pursuant to subparagraph (2(f)(i) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two.

             (vi) In exercising the voting rights set forth in this subparagraph (2)(f), each outstanding share of PIK Preferred shall be entitled to one vote.

          (g) Limitation on Restricted Payments. The Corporation shall not, so long as any shares of PIK Preferred are outstanding, (i) declare or pay any dividend or make any distribution on account of Junior Securities (other than dividends or distributions payable in Junior Securities or rights to acquire Junior Securities) or (ii) repurchase any shares of Junior Securities.

          (h) Reporting Requirements. The Corporation shall send to holders of Common Stock and PIK Preferred by first-class mail, postage prepaid, to their respective addresses as the same shall appear on the stock register of the Corporation, the audited annual financial statements of the Corporation, including the notes thereto and an auditor's report, within 90 days after the end of each fiscal year, and unaudited quarterly financial statements for each of the first three quarters in each fiscal year, within 45 days after the end of each such quarter.

          (i)  Exchange.  (i) The Corporation may, at its option, at any time,

exchange the Corporation's 14-1/4% Subordinated Notes due November 16, 1998 (the "Exchange Notes") for all (and not less than all) of the PIK Preferred. Holders of outstanding shares of PIK Preferred will be entitled to receive
$25 principal amount of Exchange Notes (in denominations as set forth in the Indenture) for each share of PIK Preferred held by them at the time of exchange and each share of PIK Preferred accrued as a dividend on such shares of PIK Preferred on the date of exchange, up to but not including the date of exchange and, for any fractional share of PIK Preferred, such fraction of $25 principal amount of Exchange Notes as such fractional share is a fraction of a whole share of PIK Preferred.

             (ii) The Corporation will mail to each holder of record of the shares of PIK Preferred written notice of its intention to exchange not less than 30 nor more than 60 days prior to the date fixed for the exchange
(the "Exchange Date").  Such notice shall state:  (A) the Exchange Date,
(B) the place or places where certificates for such shares are to be surrendered

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for exchange, and (C) that dividends on the shares to be exchanged will cease to accrue on such Exchange Date. Prior to giving the notice of intention to exchange, the Corporation shall authorize the Exchange Notes in an aggregate principal amount equal to the aggregate liquidation amount of all shares of PIK Preferred then outstanding or accrued and execute and deliver with a bank or trust company, with capital and surplus of not less than $50,000,000 selected by the Corporation, and qualify under the Trust Indenture Act of 1939 (the "TIA"), if required, an indenture (the "Indenture") in substantially the form filed as an appendix to the Corporation's Plan of Reorganization filed in connection with its bankruptcy cases, which form is on file with the Secretary of the Corporation, with such changes as would not adversely affect any of the preferences, rights, powers or privileges of any holders of the PIK Preferred, or that may be required by law (including the TIA) or usage, except that prior to the execution of the Indenture (x) the affirmative vote or consent of the holders of at least a majority of the outstanding shares of PIK Preferred shall be required to approve any amendment or supplement that would have required the written consent of the holders of at least a majority in principal amount of the Exchange Notes pursuant to the first sentence of Section 9.02 of the form of the Indenture; and (y) the affirmative vote or consent of each of the holders of the PIK Preferred shall be required to effect any amendment or supplement of any provision in the form of the Indenture having the effects described in the third sentence of Section
9.02 of the form of the Indenture. The Exchange Notes to be issued in exchange for the PIK Preferred shall be duly executed in exchange for the PIK Preferred shall be duly executed and authenticated on or prior to the Exchange Date and the Corporation will pay interest on the Exchange Notes at the rate and on the dates specified in such Indenture from the Exchange Date.

            (iii) If notice of any exchange by the Corporation pursuant to subparagraph (2)(i) of this Article Fourth shall have been mailed as provided therein, and if on or before the Exchange Date the Exchange Notes shall have been duly executed and authenticated, then on and after the close of business on the Exchange Date, the shares of PIK Preferred to be exchanged, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the Exchange Notes.

          (j) Limitation on Preferred Stock Issuance. The Corporation shall not, so long as any shares of PIK Preferred are outstanding, issue any shares of Preferred Stock which: (i) specify a dividend rate in excess of 14-1/4% of the liquidation preference of such Preferred Stock, (ii) may be redeemed or are subject to sinking fund requirements which must be satisfied prior to the redemption or repurchase of all outstanding shares of the

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PIK Preferred, (iii) have a mandatory redemption date prior to January 1, 1999, or (iv) rank senior to the PIK Preferred or, unless the net proceeds of the issuance of the Preferred Stock are used to redeem or repurchase PIK Preferred or Exchange Notes, rank pari passu with the PIK Preferred, with respect to dividend rights and rights on liquidation, winding up and dissolution.

     3. Series A Junior Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights of the Series A Junior Preferred Stock are as follows:

          (a) Dividends and Distributions. The holders of shares of Series A Junior Preferred stock shall entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time after October 18, 1994 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in the preceding paragraph immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Preferred stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          (b) Voting Rights. Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding
Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Except as otherwise provided herein or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

              (i) If any time dividends on any Series A Junior Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Preferred Stock then outstanding shall have been declared and paid or set apart for payment.
During each default period, all holders of Preferred Stock (including holders of the Series A Junior Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

             (ii) During any default period, such voting right of the holders of Series A Junior Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (3)(b)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Preferred Stock.

            (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation.

Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

             (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph 3(b)(ii)) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this subparagraph (3)(b) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

              (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of subparagraph
(3)(b)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws).
Any vacancies in the Board of Directors effected by the provisions of clauses
(y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

          Except as set forth herein, holders of Series A Junior Preferred stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (c) Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in subparagraph (3)(a) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A

Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not

              (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

             (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred
Stock; or

             (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this subparagraph 3(c), purchase or otherwise acquire such shares at such time and in such manner.

          (d) Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized by unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of

Directors, subject to the conditions and restrictions on issuance set forth herein.

          (e) Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received an amount equal to 100 times the Exercise Price, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth under this subparagraph 3(e) to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Preferred Stock and Common Stock, respectively, holders of Series A Junior Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (f) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (g) No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

          (h) Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Preferred Stock, voting separately as a class.

          (i) Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

     (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the FBCA, these Articles of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SEVENTH: Meetings of shareholders may be held within or without the State of Florida, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the FBCA) outside the State of Florida at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     EIGHTH:   The existence of the Corporation will commence on the date of filing of these Articles of Incorporation.

     NINTH:    The street address of the initial registered office of the
Corporation is 2502 North Rocky Point Drive, Tampa, Florida 33607, and the name of the Corporation's initial registered agent at that address is Richard T. Dawson.

     TENTH:    The number of directors of the Corporation shall be set in the manner described in the By-Laws, but shall never be less than one. The name of the initial director of the Corporation is Richard T. Dawson, whose street address is 2502 North Rocky Point Drive, Tampa, Florida 33607.

     ELEVENTH: The name of the incorporator of the Corporation is Michael L. Jamieson, whose street address is 400 North Ashley Drive, Suite 2050, Tampa, Florida 33602. The incorporator of the Corporation assigns to the Corporation his rights under Section 607.0201, Florida Statutes, to constitute a corporation, and he assigns to those persons designated by the Board of Directors any rights he may have as incorporator to acquire any of the capital stock of the Corporation, this assignment becoming effective on the date corporate existence begins.

     TWELFTH: The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders, except that the Board of Directors may not amend or repeal any By-

Law adopted by the shareholders if the shareholders specifically provide that the By-Law is not subject to amendment or repeal by the directors.

     THIRTEENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute and in accordance with the provisions of Article Fourth hereof, and all rights conferred upon shareholders herein are granted subject to this reservation.

     The undersigned incorporator, for the purpose of forming a corporation under the laws of the State of Florida, has executed these Articles of Incorporation this 7th day of February, 1996.


                                                INCORPORATOR:


                                                 /s/ MICHAEL L. JAMIESON
                                                 -----------------------
                                                     Michael L. Jamieson

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.


     Pursuant to Chapter 48.091, Florida Statutes, the following is submitted:

     That Harvard Merger Corporation, desiring to organize under the laws of the State of Florida with its initial registered office, as indicated in the Articles of Incorporation, at 2502 North Rocky Point Drive, City of Tampa, State of Florida, has named Richard T. Dawson as its agent to accept service of process within this state.

                               ACKNOWLEDGMENT:

     Having been named to accept service of process for the corporation named above, at the place designated in this certificate, I agree to act in that capacity, to comply with the provisions of the Florida Business Corporation Act, and am familiar with, and accept, the obligations of that position.

                                                Richard T. Dawson